Filed Pursuant to Rule 433

Registration No. 333-236366

FINAL TERM SHEET

Philip Morris International Inc.

Dated November 15, 2022

5.125% Notes due 2024 5.000% Notes due 2025 5.125% Notes due 2027 5.625% Notes due 2029 5.750% Notes due 2032

Issuer:	Philip Morris International Inc.

Offering Format:	SEC Registered

Security:

5.125% Notes due 2024 (the “2024 Notes”)

5.000% Notes due 2025 (the “2025 Notes”)

5.125% Notes due 2027 (the “2027 Notes”)

5.625% Notes due 2029 (the “2029 Notes”)

5.750% Notes due 2032 (the “2032 Notes”)

Aggregate Principal Amount:	2024 Notes: $1,000,000,000 2025 Notes: $750,000,000 2027 Notes: $1,500,000,000 2029 Notes: $1,250,000,000 2032 Notes: $1,500,000,000

Maturity Date:	2024 Notes: November 15, 2024 2025 Notes: November 17, 2025 2027 Notes: November 17, 2027 2029 Notes: November 17, 2029 2032 Notes: November 17, 2032

Coupon:	2024 Notes: 5.125% 2025 Notes: 5.000% 2027 Notes: 5.125% 2029 Notes: 5.625% 2032 Notes: 5.750%

Interest Payment Dates:

2024 Notes: Semi-annually on each May 15 and November 15, commencing May 15, 2023

2025 Notes: Semi-annually on each May 17 and November 17, commencing May 17, 2023

2027 Notes: Semi-annually on each May 17 and November 17, commencing May 17, 2023

2029 Notes: Semi-annually on each May 17 and November 17, commencing May 17, 2023

2032 Notes: Semi-annually on each May 17 and November 17, commencing May 17, 2023

Record Dates:	2024 Notes: May 1 and November 1 2025 Notes: May 1 and November 1 2027 Notes: May 1 and November 1 2029 Notes: May 1 and November 1 2032 Notes: May 1 and November 1

Price to Public:	2024 Notes: 99.879% of principal amount 2025 Notes: 99.763% of principal amount 2027 Notes: 99.513% of principal amount 2029 Notes: 99.914% of principal amount 2032 Notes: 99.910% of principal amount

Underwriting Discount:	2024 Notes: 0.150% of principal amount 2025 Notes: 0.200% of principal amount 2027 Notes: 0.300% of principal amount 2029 Notes: 0.350% of principal amount 2032 Notes: 0.450% of principal amount

Net Proceeds:

2024 Notes: $997,290,000 (before expenses)

2025 Notes: $746,722,500 (before expenses)

2027 Notes: $1,488,195,000 (before expenses)

2029 Notes: $1,244,550,000 (before expenses)

2032 Notes: $1,491,900,000 (before expenses)

Benchmark Treasury:

2024 Notes: 4.375% due October 31, 2024

2025 Notes: 4.500% due November 15, 2025

2027 Notes: 4.125% due October 31, 2027

2029 Notes: 4.000% due October 31, 2029

2032 Notes: 4.125% due November 15, 2032

Benchmark Treasury Price/Yield:	2024 Notes: 100-02 / 4.340% 2025 Notes: 101-00+ / 4.136% 2027 Notes: 101-02 / 3.887% 2029 Notes: 100-31 / 3.840% 2032 Notes: 103-00 / 3.762%

Spread to Benchmark Treasury:	2024 Notes: +85 basis points 2025 Notes: +95 basis points 2027 Notes: +135 basis points 2029 Notes: +180 basis points 2032 Notes: +200 basis points

Yield to Maturity:	2024 Notes: 5.190% 2025 Notes: 5.086% 2027 Notes: 5.237% 2029 Notes: 5.640% 2032 Notes: 5.762%

Optional Redemption:

2024 Notes:

Make-whole redemption at Treasury plus 15 bps at any time

2025 Notes:

Make-whole redemption at Treasury plus 15 bps at any time

2027 Notes:

Prior to October 17, 2027: Make-whole redemption at Treasury plus 25 bps

On or after October 17, 2027: Redemption at par

2029 Notes:

Prior to September 17, 2029: Make-whole redemption at Treasury plus 30 bps

On or after September 17, 2029: Redemption at par

2032 Notes:

Prior to August 17, 2032: Make-whole redemption at Treasury plus 30 bps

On or after August 17, 2032: Redemption at par

Settlement Date (T+2):	November 17, 2022

CUSIP/ISIN:

2024 Notes:   CUSIP Number: 718172 CT4

      ISIN Number: US718172CT46

2025 Notes:   CUSIP Number: 718172 CU1

      ISIN Number: US718172CU19

2027 Notes:   CUSIP Number: 718172 CV9

      ISIN Number: US718172CV91

2029 Notes:   CUSIP Number: 718172 CW7

      ISIN Number: US718172CW74

2032 Notes:   CUSIP Number: 718172 CX5

      ISIN Number: US718172CX57

Listing:	None

Joint Book-Running Managers:

Barclays Capital Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

BBVA Securities Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

Standard Chartered Bank

Wells Fargo Securities, LLC

Senior Co-Manager:	Bank of China (Europe) S.A.

Co-Managers:	Commerz Markets LLC Intesa Sanpaolo S.p.A. MUFG Securities Americas Inc. UBS Securities LLC

Allocations:	2024 Notes	2025 Notes	2027 Notes	2029 Notes	2032 Notes
BofA Securities, Inc.	$126,700,000	$95,025,000	$190,050,000	$158,375,000	$190,050,000
Citigroup Global Markets Inc.	$119,000,000	$89,250,000	$178,500,000	$148,750,000	$178,500,000
Mizuho Securities USA LLC	$73,000,000	$54,750,000	$109,500,000	$91,250,000	$109,500,000
SMBC Nikko Securities America, Inc.	$73,000,000	$54,750,000	$109,500,000	$91,250,000	$109,500,000
Barclays Capital Inc.	$67,000,000	$50,250,000	$100,500,000	$83,750,000	$100,500,000
BBVA Securities Inc.	$60,700,000	$45,525,000	$91,050,000	$75,875,000	$91,050,000
Credit Suisse Securities (USA) LLC	$60,700,000	$45,525,000	$91,050,000	$75,875,000	$91,050,000
Deutsche Bank Securities Inc.	$60,700,000	$45,525,000	$91,050,000	$75,875,000	$91,050,000
HSBC Securities (USA) Inc.	$60,700,000	$45,525,000	$91,050,000	$75,875,000	$91,050,000
Santander Investment Securities Inc.	$60,700,000	$45,525,000	$91,050,000	$75,875,000	$91,050,000
Standard Chartered Bank	$60,700,000	$45,525,000	$91,050,000	$75,875,000	$91,050,000
Wells Fargo Securities, LLC	$60,700,000	$45,525,000	$91,050,000	$75,875,000	$91,050,000
Bank of China (Europe) S.A.	$39,000,000	$29,250,000	$58,500,000	$48,750,000	$58,500,000
Commerz Markets LLC	$34,000,000	$25,500,000	$51,000,000	$42,500,000	$51,000,000
MUFG Securities Americas Inc.	$31,000,000	$23,250,000	$46,500,000	$38,750,000	$46,500,000
UBS Securities LLC	$7,000,000	$5,250,000	$10,500,000	$8,750,000	$10,500,000
Intesa Sanpaolo S.p.A.	$5,400,000	$4,050,000	$8,100,000	$6,750,000	$8,100,000
Total	$1,000,000,000	$750,000,000	$1,500,000,000	$1,250,000,000	$1,500,000,000

No EEA or UK PRIIPs KID – No EEA or UK PRIIPs key information document (KID) has been prepared as not available to retail in the EEA or the UK.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, BofA Securities, Inc. toll free at 1-800-294-1322, Citigroup Global Markets Inc. toll free at 1-800-831-9146, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Mizuho Securities USA LLC toll free at 1-866-271-7403, and SMBC Nikko Securities America, Inc. toll free at 1-888-868-6856.